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                                                                    Exhibit 99.2

                      WORLDCALL INITIATES RICO LITIGATION

     EAST LANSING, MICHIGAN. WorldCall Corporation announced that it has initiated civil litigation against multiple defendants arising out of acts and practices occurring during the period May, 1996 through early 1997. The complaint was filed in the United States District Court for the District of Nevada (Reno division) and alleges conspiracy, conversion, fraud, and violations of the Racketeer Influenced and Corrupt Organizations Act. The defendants include Mr. Pattinson Hayton, Mr. Roderick R. McCloy (an attorney practicing in Vancouver, British Columbia), Mr. Kevin Quinn (an attorney who was disbarred by the State of California), and Golden Chance Limited, Waterford Trust Company, and Mortlake Venture Capital Fund (all of which were allegedly used by defendants to gain control of and defraud WorldCall).

     The complaint alleges damages in excess of one million dollars, together with punitive damages, interest, costs, and attorneys' fees. This action was commenced as part of WorldCall's Plan of Reorganization as approved by the United States Bankruptcy Court for the District of Nevada.

     WorldCall anticipates that additional civil proceedings may be commenced in the near future as it continues its investigation into the acts and practices which transpired during the period May, 1996, through February, 1997.

     Until December, 1998, WorldCall conducted operations under the name "PowerTel USA". At this time, WorldCall continues to be traded on the over-the-counter market under the symbol "PTUSA".

     For additional information, contact:

                         Richard Cascarilla, President
                         WorldCall Corporation
                         321 W. Lake Lansing Road, Suite 100
                         East Lansing, Michigan 48823
                         (517) 366-0060